CERTIFICATE OF AMENDMENT

               TO THE ARTICLES OF INCORPORATION OF

                       R & R RANCHING, INC.



     The undersigned, being the sole director and executive officer of R & R Ranching, Inc., a Nevada corporation (the "Company"), does hereby certify:
                                I
     Pursuant to Section 78.390 of the Nevada Revised Statutes, the Articles of Incorporation of the Company shall be amended as follows:

     The name of the Company shall be changed to: "GloTech Industries, Inc."

                                II
     The foregoing amendment was adopted by Unanimous Consent of the Board of Directors pursuant to Section 78.315 of the Nevada Revised Statutes and by Consent of Majority Stockholders pursuant to Section 78.320 of the Nevada Revised Statutes.

                               III
     Pursuant to resolutions adopted by the Board of Directors and the Majority Stockholders as set forth in Paragraph I above, the name of the Company was changed to "GloTech Industries, Inc."

                                IV
     The number of shares entitled to vote on the amendment was 22,200,000.
                                V
     The number of shares voted in favor of the amendment was 18,000,000, with none opposing and none abstaining.

     IN WITNESS THEREOF, the undersigned officer of the Company, certifying that the foregoing is true and correct under penalty of perjury, has set his hand this 25th day of March, 2003.

    Date:   3/25/03                 /s/ Fred L.  Hall
           ---------                --------------------------------
                                    Fred L.  Hall, President